Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE	Media contact:	Scott Reigstad (608) 458-3145
	Investor Relations contact:	Susan Gille (608) 458-3956

Alliant Energy common stock to begin trading on Nasdaq
Ticker symbol to remain "LNT"

MADISON, Wis. - December 18, 2018 - Alliant Energy Corporation (LNT) will be moving its stock exchange listing to Nasdaq from the New York Stock Exchange (NYSE) effective December 28, after the market closes. The switch will mean the company’s shares will be listed on the same exchange as some of the world’s largest technology companies.

“Alliant Energy is thrilled to join the many innovative, creative and consumer-focused companies on Nasdaq,” said Patricia Kampling, Alliant Energy chairman and CEO. “Our partnership with Nasdaq will enable us to leverage their technology platform, target new investors and continue to provide excellent service to our shareowners.”

Alliant Energy will be transferring its stock exchange listing of its common stock from the NYSE to the Nasdaq Global Select Market, with the delisting from NYSE effective December 28, 2018, as of the close of business. Alliant Energy shares are expected to begin trading as a Nasdaq-listed security on December 31, 2018, at the opening of trading. The common stock will continue to trade under the symbol “LNT.”

In addition, Alliant Energy’s Iowa energy company, Interstate Power and Light Company (IPL), is transferring the listing of its 5.100% Series D Cumulative Perpetual Preferred Stock to the Nasdaq Global Select Market from the NYSE, with the delisting from NYSE effective December 28, 2018, as of the close of business. IPL Preferred Stock is expected to begin trading as a Nasdaq-listed security on December 31, 2018, at the opening of trading under the ticker symbol “IPLDP.”

Both listing changes are expected to be seamless for investors and shareowners.

Alliant Energy (LNT) delivers the energy solutions and exceptional service customers and communities count on - safely, efficiently and responsibly. Serving 960,000 electric and 410,000 natural gas customers across Iowa and Wisconsin, the company is powering beyond to create a better tomorrow with its goal to cut carbon emissions 80% and eliminate all existing coal from its energy mix by 2050. Alliant Energy is proud to have women make up 50% of its Board of Directors, and is a component of the S&P 500 and the Nasdaq CRD Global Sustainability Index. For more information, visit alliantenergy.com.

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